Exhibit 5.1

October 16, 2014

Viggle Inc.
902 Broadway, 11th Floor
New York, New York 10010

Re: Viggle Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Viggle Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of an additional 3,375,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), which may be issued pursuant to the Second Amended 2011 Executive Incentive Plan of Viggle Inc. (the “2011 Plan”).
In rendering the opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement, the 2011 Plan and such certificates, corporate and public records, agreements and instruments and other documents, as we have deemed appropriate as a basis for the opinion expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy of, the statements and representations of the Company and its officers and other representatives and we have relied upon certificates and oral or written statements and other information obtained from the Company and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinion, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.
Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered by the Company in accordance with the terms stated in the 2011 Plan or in the award agreements entered into pursuant thereto, will be validly issued, fully paid and non-assessable.

Exhibit 5.1

We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In doing so, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. In addition, we disclaim any obligation to update this letter for changes in fact or law or otherwise.
Very truly yours,
/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP